EXHIBIT  23




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-27132 and 33-58349 on Forms S-8 and Registration Statement No. 33-53127 on Form S-3 of our reports dated March 2, 2005 related to the consolidated financial statements (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the restatement of the 2003 balance sheet for the classification of prepaid pension assets from current assets to noncurrent assets and the change in the method of accounting for energy-related contracts to conform with the recession of EITF 98-10 "Accounting for Contracts Involved in Energy Trading and Risk Management Activities" in 2003), consolidated financial statement schedules and management's report on the effectiveness of internal control over financial reporting of South Jersey Industries, Inc. and subsidiaries appearing in and incorporated by reference in the Annual Report on Form 10-K of South Jersey Industries, Inc. for the year ended December 31, 2004.

DELOITTE & TOUCHE
Philadelphia, Pennsylvania
March 9, 2005